Exhibit 10.1

LIMITED LIABILITY PARTNERSHIP

DATED AS OF DECEMBER 31, 2005

ARCH REINSURANCE LTD.
AS OBLIGOR

WITH

BARCLAYS BANK PLC
AS AGENT

AMENDMENT AGREEMENT
RELATING TO A
LETTER OF CREDIT AND REIMBURSEMENT
AGREEMENT
DATED AS OF 25 NOVEMBER 2003

THIS AGREEMENT is dated as of December 31, 2005 and is made effective as of the Effective Date (as defined below) between:

(1)                            ARCH REINSURANCE LTD., a corporation organized and existing under the laws of Bermuda (the “Obligor”); and

(2)                            BARCLAYS BANK PLC (the “Agent”).

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Effective Date” means the date on which the Agent confirms to the Obligor that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

“Original Facility Agreement” means the Letter of Credit and Reimbursement Agreement dated as of November 25, 2003 (as amended and restated on August 19, 2004, on November 24, 2004 and on December 6, 2004 and as amended on July 21, 2005).

“Restated Agreement” means the Original Facility Agreement, as amended by this Agreement, the terms of which are set out in Schedule 2 (Restated Agreement).

1.2                           Incorporation of Defined Terms

(a)                                      Unless a contrary indication appears, a term used in any other Fundamental Document or in any notice given under or in connection with any Fundamental Document has the same meaning in that Fundamental Document or notice as in this Agreement.

(b)                                     The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3                           Clauses

(a)                                      In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule of this Agreement.

(b)                                     Clause and Schedule headings are for ease of reference only.

2.                                 AMENDMENT

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Agreement).

3.                                 REPRESENTATIONS

The Obligor makes the representations specified in clause 4 of the Original Facility Agreement as if each reference in those representations to “this Agreement” or “the Fundamental Documents” includes a reference to (a) this Agreement and (b) the Restated Agreement.

4.                                 CONTINUITY AND FURTHER ASSURANCE

4.1                           Continuing obligations

The provisions of the Fundamental Documents shall, save as amended in this Agreement, continue in full force and effect.

4.2                           Further assurance

The Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.                                 FEES, COSTS AND EXPENSES

5.1                           Transaction expenses

The Obligor shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.2                           Enforcement costs

The Obligor shall, within three Business Days of demand, pay to the Agent the amount of all costs and expenses (including legal fees) incurred by the Agent in connection with the enforcement of, or the preservation of any rights under this Agreement.

5.3                           Stamp taxes

The Obligor shall pay and, within three Business Days of demand, indemnify the Agent against any cost, loss or liability the Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

6.                                 MISCELLANEOUS

6.1                           Incorporation of terms

The provisions of clause 9.2 (Amendments and Waivers), clause 9.7 (Governing Law), clause 9.8 (Consent to Jurisdiction) and clause 9.9 (Waiver of Jury Trial) of the Restated Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2                           Designation as Fundamental Document

The Obligor and the Agent designate this Agreement as a Fundamental Document by execution of this Agreement for the purposes of the definition of Fundamental Document in the Original Facility Agreement.

6.3                           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.                                 Obligor

1.1                           A secretary’s certificate certifying that the Certificate of Incorporation, Amended Memorandum of Association and Bye-laws of the Obligor attached to such certificate are true and correct as of the date of such certificate.

1.2                           A copy of the resolutions of the board of directors:

1.2.1                            approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

1.2.2                            authorizing a specified person or persons to execute this Agreement on its behalf; and

1.2.3                            authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

1.3                           A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

1.4                           A certificate of the Corporate Secretary, or the equivalent thereof, certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal Opinions

2.1                           A legal opinion of Clifford Chance LLP, as special New York counsel to the Agent.

2.2                           A legal opinion of the Bermudan legal adviser to the Obligor in form and substance satisfactory to the Agent.

3.                                 Other documents and evidence

A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Obligor accordingly) in connection with the entry into and performance of the transaction contemplated by this Agreement or for the validity and enforceability of this Agreement.

SCHEDULE 2

RESTATED AGREEMENT

SIGNATURES

The Obligor

ARCH REINSURANCE LTD.

By:	/s/ Nicolas Papadopoulo
Name: Nicolas Papadopoulo
Title: President & Chief Executive Officer

The Agent

BARCLAYS BANK PLC

By:	/s/ Richard Askey
Name: Richard Askey
Title: Relationship Director

SIGNATURES

The Obligor

ARCH REINSURANCE LTD.

By:
Name:
Title:

The Agent

BARCLAYS BANK PLC

By:	/s/ Allen Appen
Name: Allen Appen
Title: Managing Director

LIMITED LIABILITY PARTNERSHIP

DATED AS OF NOVEMBER 25, 2003

(AS AMENDED AND RESTATED ON AUGUST 19, 2004, ON NOVEMBER 24, 2004 AND ON DECEMBER 6, 2004, AS AMENDED ON JULY 21,2005 AND AS AMENDED AND RESTATED AS OF DECEMBER 31, 2005)

BY

ARCH REINSURANCE LTD.
as Obligor

and

BARCLAYS BANK PLC
as Agent and

Issuer

AMENDED AND RESTATED LETTER OF CREDIT

AND

REIMBURSEMENT AGREEMENT

LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of November 25, 2003 (as amended and restated on August 19, 2004, on November 24, 2004 and on December 6, 2004, as amended on July 21, 2005 and as amended and restated as of December 31, 2005 and otherwise amended and supplemented from time to time, this “Agreement”) by and among Arch Reinsurance Ltd., a Bermuda company (the “Obligor”), and Barclays Bank PLC (as agent for the Lenders (as hereinafter defined), the “Agent”, the “Security Agent” and the “Issuer”).

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

Unless the context clearly otherwise requires, the following terms shall have the following respective meanings:

“Acquired Indebtedness” has the meaning set forth in Clause 5.3.4.

“Adjusted Collateral Value” means, with respect to the Obligor and at any date of determination, an amount equal to the sum of (A) (i) to the extent that such Investments are comprised of Barclays Global Investors Funds, 100% of the market value (as determined on a daily basis) of the aggregate of such type of Investments in the Custodial Account, (ii) to the extent that such Investments are comprised of JPMorgan Funds, 95% of the market value (as determined on a daily basis) of the aggregate of such type of Investments in the Custodial Account, (iii) to the extent that such Investments are comprised of Government Securities with less than two years to maturity, 95% of the market value of the aggregate of such type of Investments in the Custodial Account, (iv) to the extent that such Investments are comprised of Government Securities with between two and ten years to maturity, 90% of the market value of the aggregate of such type of Investments in the Custodial Account, or (v) to the extent that such Investments are debt securities of corporate issuers which (x) are denominated in U.S. Dollars, pounds sterling or euros, (y) in the aggregate have an average weighted minimum rating of not less than AA- by S&P (or Moody’s or Fitch equivalent) and (z) individually have a minimum rating of not less than BBB by S&P (or Moody’s or Fitch equivalent), provided, however, that, for the purposes of paragraph (v), no more than 10% of the aggregate Investments maintained in the Custodial Account established in the name of the Obligor may consist of debt securities of corporate issuers with a rating of A or lower by S&P and A2 by Moody’s, 86.96% of the market value of the aggregate Investments in the Custodial Account, and (B) 100% of the amount of the aggregate cash deposits in the Custodial Account.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Applicable Insurance Regulatory Authority” means the insurance department or similar administrative authority or agency that has the principal regulatory jurisdiction over the Obligor or other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit F hereto.

“Barclays Global Investors Fund” means cash funds offered by Barclays Global Investors Limited rated at least AAA by S&P (or Moody’s or Fitch equivalent), which are available in U.S. Dollars, pounds sterling or euro and which trade and can be monitored daily.

“Base Currency” means U.S. Dollars.

“Beneficiary” means a Tranche A Beneficiary or a Tranche B Beneficiary.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London and Bermuda are authorized or required to close.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease.  For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means liquidity money market funds from either JP Morgan or Barclays Global Investors or such other financial institution approved by the Agent.

“Closing” means the delivery of the executed Fundamental Documents by the parties thereto on the Closing Date.

“Closing Date” means the date on which all of the conditions set forth in Clause 3.1 (Conditions Precedent to Closing and Issuance of Initial Letters of Credit) shall have been satisfied or waived by the Agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any rule or regulation issued thereunder.

“Collateral” has the definition set forth in Clause 2.10 (Collateral Security).

“Commitment” means:

(a)                                      in relation to the Issuer, the obligation to issue Letters of Credit for the account of the Obligor in the amount in the Base Currency equal to $200,000,000; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any participation in Letters of Credit to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a compliance certificate delivered to the Agent pursuant to paragraph (i) of sub-clause 5.1.2 (Compliance Certificate) substantially in the form set out in Exhibit E hereto.

“Constituent Documents” means, with respect to any Corporation, such Corporation’s certificate of incorporation, memorandum of association or other similar document concerning the formation, organization and existence of such Corporation required under the laws of the jurisdiction of organization of such Corporation, and such Corporation’s by-laws or other similar document required under the laws of such jurisdiction of organization.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which are treated as a single employer under Section 414 of the Code.

“Consolidated Net Income” means, for any Person, for any period, net income (or loss) after income taxes of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Corporation” includes companies, associations, corporations, partnerships, limited liability companies and other legal entities of all kinds.

“Credit Protection Agreement” means any “over the counter” arrangement designed to transfer credit risk from one party to another, including credit default swaps (including, without limitation, single name, basket and first-to-default swaps), total return swaps and credit-linked notes.

“Custodial Account” shall have the meaning set forth in the Security Agreement executed and delivered by the Obligor.

“Custodian” shall have the meaning set forth in the Custodian Agreement.

“Custodian Agreement” means the Custody Agreement dated July 21, 2005 between the Bank of New York, as Custodian, and the Obligor, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Default” means any event or condition specified in Clause 6.1 (Events of Default Defined) which, upon the giving of notice, the lapse of time, or the happening of any further condition, would become an Event of Default.

“Disruption Event” means either or both of:

(a)                                      a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Fundamental Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                     the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                        from performing its payment obligations under the Fundamental Documents; or

(ii)                     from communicating with other Parties in accordance with the terms of the Fundamental Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any date of determination thereof, the amount of U.S. Dollars obtained by converting such currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable currency as published in the Financial Times (or any successor thereto) on the date of such determination.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender and (iii) any other Person approved by the Agent and acceptable to the Obligor on the terms set forth in sub-clause 7.1.2 of Clause 7.1 (Changes to the Lenders).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” has the meaning set forth in Clause 4.12 (ERISA)

“Event of Default” has the meaning set forth in Clause 6.1 (Events of Default Defined)

“Facility” means the Letters of Credit that the Issuer is willing to issue under this Agreement as determined in its sole and absolute discretion in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for the Obligor) not to exceed at the time of issuance of any Letter of Credit $200,000,000 U.S. Dollars (or the foreign currency Dollar Equivalent of pounds sterling or euro) in the aggregate.

“Facility A Availability Period” means December 31, 2005 up to and including December 31, 2006.

“Facility Availability Date” means December 31, 2005.

“Facility B Availability Period” means December 31, 2005 up to and including December 31, 2009.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Termination Date” means December 31, 2010.

“Federal Funds Rate” means, for any period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Agent on such Business Day on such transactions as determined by the Agent.

“Finance Party” means the Agent, the Security Agent the Issuer or a Lender.

“Fitch” means Fitch Ratings Ltd. or any successor to its rating business.

“Fundamental Documents” means and includes each of the following for the time being in force:

(a)                                      this Agreement;

(b)                                     the Letters of Credit;

(c)                                      the Security Agreement;

(d)                                     the Custodian Agreement; and

(e)                                      any other Security Document.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Government Securities” means both U.S. Government Securities and OECD Government Bonds.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of the Obligor under insurance contracts, reinsurance agreements or retrocession agreements.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) reimbursement obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) Rate Hedging Obligations of such Person; and (h) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person.   For the avoidance of doubt, Indebtedness shall not include (v) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (w) obligations of the Obligor with respect to Policies, (x) obligations arising under deferred compensation plans of the Obligor and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Obligor, (y) obligations with respect to products underwritten by the Obligor in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations and (z) reinsurance agreements entered into by the Obligor in the ordinary course of business.

“Interest Rate” means the rate of interest per annum equal to two percentage points (2%) above the LIBOR from time to time in effect, not to exceed the maximum rate of interest permitted by applicable law.

“Investment” means (i) Government Securities, (ii) Cash Equivalents and (iii) debt securities of corporate issuers.

“ISP” means the International Standby Practices (ISP 1998), International Chamber of Commerce Publication No. 590.

“Issue Date” means the date on which a Letter of Credit is issued.

“JPMorgan Fund” means (i) JPMorgan Fleming Liquidity Funds rated at least AAA by S&P (or Moody’s or Fitch equivalent), which are available in U.S. Dollars, pounds sterling or euro and which trade and can be monitored daily and (ii) such other funds as maybe approved in advance by the Agent rated at least AAA by S&P (or Moody’s or Fitch equivalent), which are available in U.S. Dollars, pounds sterling or euro and which trade and can be monitored daily.

“Lender” means:

(a)                                      the Issuer; and

(b)                                     any Eligible Assignee which has become a Lender hereto pursuant to an Assignment and Acceptance,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter(s) of Credit” means either a Tranche A Letter of Credit and/or a Tranche B Letter of Credit.

“Letter of Credit Obligations” means, as at any date of determination thereof, on an aggregate basis for all Letters of Credit issued at the request of the Obligor, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit (assuming, notwithstanding any provision of a Letter of Credit to the contrary, that such Beneficiary was then entitled to draw the full amount remaining available thereunder) but which has not been drawn as of that date (for purposes of any Letters of Credit denominated in pounds sterling or euro, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit shall be deemed to be the Dollar Equivalent of such amount as of such date).

“LIBOR” means,

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the applicable currency) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading Banks in the London interbank market, as of the relevant time on the quotation date in accordance with market practice for the offering of deposits in such currency and for the specified period.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Lloyd’s” means The Society and Council of Lloyd’s or its affiliates or the managing agents of any Lloyd’s syndicate reinsured by the Obligor.

“Majority Lenders” means:

(a)                                       if there are no Letters of Credit then outstanding, a Lender or Lenders whose Ratable Share aggregate more than 66 2/3% of the total Commitments (or, if the total Commitments have been reduced to zero, aggregated more than 66 2/3% of the total Commitments immediately prior to the reduction); or

(b)                                     at any other time, a Lender or Lenders whose Ratable Share in the Letters of Credit then outstanding aggregate more than 66 2/3% of all the Letters of Credit then outstanding.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means an event or circumstance which has or could reasonably be expected to have a material adverse effect on:

(a)                                      the ability of the Obligor to meet the obligations of this Agreement;

(b)                                     the business assets or financial condition of the Obligor or the Parent; or

(c)                                      the validity or enforceability of the rights and remedies of the Lenders, the Agent or the Issuer under the Fundamental Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of any Affiliate of the Obligor.

“NAIC” means the National Association of Insurance Commissioners

“Net Worth” means the excess of total assets over total liabilities of the Group which shall be determined on a consolidated basis in accordance with GAAP.

“Obligor” means Arch Reinsurance Ltd., a Bermuda company.

“OECD Country” means a country that (a) either (i) is a full member of the Organization for Economic Cooperation and Development or (ii) has concluded special lending arrangements with the International Monetary Fund’s General Arrangements to Borrow and (b) has not rescheduled its external sovereign debt within the previous five years.

“OECD Government Bonds” means bonds issued by any OECD Country in U.S. Dollars, pounds sterling or euro and which are rated at least AAA by S&P (or Moody’s or Fitch equivalent).

“Parent” means Arch Capital Group Ltd., a Bermuda company.

“Party” means a party to this Agreement.

“Permitted Indebtedness” has the meaning set forth in sub-clause 5.3.4 of Clause 5.2 (Negative Covenants).

“Person” means and includes an individual, a partnership, trust, estate, corporation, company, unincorporated organization, limited liability company and a government or any agency, instrumentality or political subdivision thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Credit Party or any member of the Controlled Group may have any liability.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable governmental authorities) by the Obligor and any coinsurance agreements entered into or to be entered into by the Obligor.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is the amount of such Lender’s participation in all Letters of Credit outstanding from time to time and the denominator of which is the aggregate amount of all Letters of Credit outstanding from time to time.

“Rate Hedging Obligations” means, for any Person, any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to, U.S. Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, or any similar derivative transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reference Bank” means the principal London office of Barclays Bank PLC or such other banks as may be appointed by the Issuer.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect from the date of this Agreement.

“Reimbursement Obligations” means with respect to the Obligor, all of its obligations pursuant to Clause 2.2 (Reimbursement; Issuer’s Responsibility) to reimburse the Issuer for payments made by the Issuer upon any drawings under any Tranche A Letter of Credit or any Tranche B Letter of Credit issued at the request of the Obligor and to pay to the Issuer and Lenders all other amounts that are payable by the Obligor to the Issuer and Lenders pursuant to this Agreement and the other Fundamental Documents.  For purposes of drawings under any Letters of Credit denominated in pounds sterling or euro, the amount of such drawing shall be deemed to be the Dollar Equivalent of such amount as of the date of repayment of such drawing, provided, however, that, solely for the purpose of determining the Obligor’s compliance with the requirements of sub-clause 5.1.4 (Maintenance of Adjusted Collateral Value) hereof and Clause 1 of the Security Agreement on any given date, the amount of any such unreimbursed drawing shall be deemed to be the Dollar Equivalent of such amount as of such date.

“Repeating Representations” means the representations which are set out in Clause 4.1 (Corporate Existence and Power) to Clause 4.16 (Events Since December 31, 2004) inclusive.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Agreement.

“SAP Financial Statements” means the financial statements of the Obligor which have been submitted or are required to be submitted to the Applicable Insurance Regulatory Authority.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency period, displayed on the appropriate page of the Telerate screen.   If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate.

“Security” means a mortgage, pledge, Lien or other security interest securing any obligation of any person or any other agreement or arrangement having a substantially similar effect.

“Security Agreement” means the Security Agreement, dated November 25, 2003, as amended and restated, in the form of Exhibit B hereto, between the Agent and the Obligor, as the same may be further amended, supplemented, restated or otherwise modified from time to time, securing the obligations of the Obligor under this Agreement and the relevant Letters of Credit.

“Security Documents” means, collectively, the Security Agreement and each other instrument or agreement that secures or guarantees the Reimbursement Obligations.

“Single Employer Plan” means a Plan maintained by any member of the Controlled Group for employees of any member of the Controlled Group.

“Subsidiary” of a Person means:

(a)                                      any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or

(b)                                     any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Obligor.

“Tax” means any present or future tax, rate, duty, impost, governmental charge or levy, including, without limitation thereto, any corporation, income (other than any taxes imposed on or measured by the gross income or profits of the Agent, the Issuer or any Lender), value added, capital gains, sales, transfer, use, excise, occupation, franchise, property, stamp or other tax or duty and any license, registration and recording fee and all penalties, fines, interest imposed, assessed or otherwise payable in respect of any of the foregoing and all deductions or withholdings required to be made in respect of any of the foregoing levied, assessed, charged or required by any government or taxing authority in any country.

“Total Commitments” means the aggregate of the Commitments being USD$200,000,000 at the date of this Agreement.

“Tranche A Beneficiary” means in relation to Tranche A Letters of Credit, (a) Lloyd’s or (b) another financial institution acceptable to the Issuer who has issued a letter of credit in favor of Lloyd’s if such Tranche A Letter of Credit would be either a back-to-back letter of credit in favor of such financial institution having the same amount, term and other applicable provisions as such financial institution’s letter of credit in favor of Lloyd’s or, where such financial institution’s letter of credit in favor of Lloyd’s includes or represents the underwriting obligations of a third party in addition to those of the Obligor, the Tranche A Letter of Credit shall be matched with back-to-back obligations included within or incorporated into the financial institution’s letter of credit in favor of Lloyd’s.

“Tranche A Letter(s) of Credit” means the irrevocable standby letters of credit issued for the benefit of the Tranche A Beneficiaries under this Agreement having an expiry date up to four (4) years from the date of issue in the aggregate issued amount at any one time, when aggregated with any other outstanding Letters of Credit under this Agreement, not to exceed a face amount of USD$200,000,000.00.

“Tranche B Beneficiary” means in relation to Tranche B Letters of Credit, any Person rated by the NAIC, with respect to Persons domiciled in the United States, or any Persons domiciled in countries other than the United States rated by any applicable insurance regulatory authority, in each case if such Person is designated as a beneficiary of a Tranche B Letter of Credit.

“Tranche B Letter(s) of Credit” means the irrevocable standby letters of credit issued to a Beneficiary under this Agreement having an expiry date 364 days from the date of issue in the aggregate issued amount at any one time when aggregated with any other outstanding Tranche B Letters of Credit under this Agreement not to exceed a face amount of USD$25,000,000.00.

“Unpaid Sum” means any sum due and payable but unpaid by the Obligor under the Fundamental Documents.

“U.S. Government Securities” means securities (treasury bills, notes and bonds) that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the U.S. Government and which are rated at least AAA by S&P and Aaa by Moody’s (provided that if the relevant security has a split rating, the lower of the two ratings shall apply).

1.2                           Interpretation

1.2.1                            The terms “hereof,” “hereunder” and “herein” refer to this Agreement as a whole.

1.2.2                            References by number to Clauses, Schedules and Exhibits refer to the Clauses, Schedules and Exhibits of this Agreement unless otherwise stated.

1.2.3                            The singular form of any word also refers to the plural form of such word, and vice versa, and any word of any particular gender includes the correlative words of the other genders.

1.2.4                            Any references in this Agreement to one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

2.                                 TERMS OF THE LETTER OF CREDIT FACILITY

2.1                           The Letters of Credit

2.1.1                            On the terms and subject to the further conditions hereinafter set forth and upon satisfaction of the conditions set forth in Clause 3 (Conditions of Issuance of Letters of Credit), the Issuer hereby agrees to issue on and after the Closing Date Tranche A Letters of Credit and Tranche B Letters of Credit, each dated the date of its issuance, substantially in the form of Exhibit A-1 and Exhibit A-2 respectively hereto and in the aggregate issued and outstanding at any one time in a face amount not to exceed USD$200,000,000.00 and so long as (after giving effect to the issuance of the requested Letter of Credit) the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations, as more specifically set forth below in sub-clause 2.1.2.  Letters of Credit may be issued in U.S. Dollars, pounds sterling or euro, provided that the Obligor is in compliance with Clause 5.1.4 of Clause 5.1 (Affirmative Covenants).  So long as any Letter of Credit is outstanding and has not expired, this Agreement shall continue to be in full force and effect with respect to such Letter of Credit, provided, however, that no Tranche A Letter of Credit shall be renewed, nor shall any Tranche A Letter of Credit be issued, on or after the Facility A Availability Period and no Tranche B Letter of Credit shall be issued on or after the Facility B Availability Period.

2.1.2                             The Obligor may, from time to time, request that the Issuer issue Tranche A Letters of Credit during the period from the date hereof to but not including the Facility Availability Date, to cover underwriting years of account 2006 and 2007. The Obligor may also, from time to time, request that the Issuer issue Tranche B Letters of Credit, during the period from the date hereof ending 364 days prior to the Facility Termination Date, in an aggregate face amount (together with the Letter of Credit Obligations and Reimbursement Obligations for the Obligor) at any time issued up to but not exceeding, in the case of Tranche B Letters of Credit, a face amount of USD$25,000,000 and, in the case of Tranche A Letters of Credit, when aggregated with all outstanding Tranche B Letters of Credit, the amount of the Facility; provided however, (i) the aggregate amount of Letter of Credit Obligations and Reimbursement Obligations at any time issued shall not exceed the Adjusted Collateral Value and (ii) the aggregate face amount of all Tranche A and Tranche B Letters of Credit issued under this Agreement, shall not exceed

USD$200,000,000.  The Obligor shall make such request by executing and delivering to the Issuer the Issuer’s then standard form standby letter of credit application and related documentation (in hardcopy and/or electronic format acceptable to the Issuer).  The current standard form standby letter of credit application is attached as Exhibit C hereto.  If there shall exist any inconsistency between the terms of this Agreement (and the Security Documents) and any such documentation relating to a Letter of Credit issued under this sub-clause 2.1.2, the terms of this Agreement (and the Security Documents) shall control.

2.1.3                            The Agent and the Issuer will review this Agreement on an annual basis beginning September 2006 to determine whether they wish to extend the Facilities for the period of one additional year and will notify the Obligor no later than September 30 of each year of their decision as to whether or not to:

(a)                     extend the Facility A Availability Period by one year so that the Facility A Letters of Credit will be available during the subsequent Lloyd’s underwriting year;

(b)                    extend the Facility B Availability Period by one year; and

(c)                     extend the Facility Termination Date by one year.

Notification of any decision to extend the Facilities in accordance with the terms above shall be deemed an automatic extension of such Facilities under the terms and conditions set forth herein without further amendment to this Agreement.  Any decision regarding the annual extension of the Facilities is in the sole and absolute discretion of the Agent and the Issuer acting jointly and they are under no obligation to provide such extension to the Obligor.

2.1.4                            Upon the termination of the Commitments, if no Letters of Credit are outstanding or such Letters of Credit are either (i) collateralized in a manner satisfactory to the Agent by cash and/or Cash Equivalents equal to not less than 100% or 110%, as applicable, of the amounts outstanding or available for drawing in a manner satisfactory to the Agent or (ii) supported by back-to-back letters of credit the terms, conditions and issuer of which are satisfactory to the Agent, and if the principal of and interest on each drawing remaining unpaid pursuant to the terms of reimbursement set forth in sub-clause 2.2.1 (Reimbursement; Issuer’s Responsibility) and all fees payable hereunder shall have been paid in full, the Agent agrees to use its best endeavors to review the suspension of certain covenants and events of default while cash deposits and/or Cash Equivalents in the Custodian Account exceed the face amount of outstanding Letters of Credit or such Letters of Credit are supported by back-to-back letters of credit from banking institutions acceptable to the Agent on terms and conditions of which are acceptable to the Agent.

2.2                           Reimbursement; Issuer’s Responsibility

2.2.1                            The Issuer shall notify the Obligor of a drawing under any Letter of Credit issued at the request of the Obligor on or prior to the date of payment of such drawing by contacting the Obligor telephonically.  Reimbursement by the Obligor of the amount of each such drawing is due and payable in full (i) on the same day that the Issuer honors such drawing, if the foregoing notice is received before 1:00 p.m. (London time) on or before the date of such drawing or (ii) on the Business Day immediately following the date of such drawing, if the foregoing notice is received after 1:00 p.m. (London time) on the date of such drawing, and the Obligor absolutely and unconditionally agrees to pay or cause to be paid to the Issuer, on such date, without demand, the amount of any drawing under a Letter of Credit issued at the request of the Obligor.

2.2.2                            The Obligor absolutely and unconditionally agrees to pay, or cause to be paid, to the Agent, on demand, interest at the Interest Rate on any amount (including on overdue interest to the extent permitted by law) due by the Obligor hereunder that is not paid when due, for each day such amount is unpaid.

2.2.3                            The payment by the Issuer of a draft drawn under any Letter of Credit which is not reimbursed by the Obligor when due shall constitute for all purposes of this Agreement a demand upon the Lenders for prompt payment of their participation in such Letter of Credit. The Issuer shall give prompt notice of each drawing under any Letter of Credit to the Agent and to the Lenders. Upon written demand by the Issuer, each Lender shall pay to the Issuer such Lender’s Ratable Share of such Letter of Credit payment. If and to the extent any Lender shall not have so made the amount of such participation available to the Issuer, such Lender agrees to pay to the Issuer forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuer until the date such amount is paid to the Issuer at the Interest Rate.

2.3                           Obligations of Issuer

Whenever the Issuer receives a demand for payment under a Letter of Credit, it will promptly examine the demand to determine whether or not it is in conformity with such Letter of Credit under which it is presented.

The Agent shall furnish to the Lenders on the first Business Day of each month a written report summarizing each Letter of Credit issuance and expiration date issued during the preceding month.

2.4                           Participations

By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the Issuer or the Lenders, the Issuer hereby grants to each Lender, and each Lender hereby acquires from the

Issuer, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the face amount of the Letter of Credit. The Obligor hereby agrees to such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.5                           Unconditional Obligations of the Obligor

2.5.1                            The Obligor agrees with the Lender that the following provisions shall apply with respect to each Letter of Credit issued to the Obligor:

(a)                     Except as otherwise expressly stated in any Letter of Credit, but without limiting any provision of this Agreement or any Letter of Credit, there may be accepted or honored as complying with such Letter of Credit any documents of any character that comply with the provisions and interpretations contained in the ISP.

(b)                   The Agent, the Issuer, the Security Agent, any Lender or any of their respective correspondents or agents shall not be responsible for: (i) the truth or accuracy of any statement contained in any document received under the Letters of Credit; (ii) the validity, sufficiency or genuineness of any such document believed by the Issuer in good faith and in the exercise of ordinary care to be valid, even if wholly fraudulent or forged; (iii) any breach of contract between the Obligor or any other Person and the Beneficiary of any Letter of Credit; (iv) interruptions or delays in the transmission or delivery of messages, by mail, courier service or electronic means, whether in cipher or not; (v) any errors or omissions in the translation of any document; (vi) failure or delay in giving any notice or in complying with any other formality; (vii) delay in arrival or failure to arrive of any property or required instrument or document; (viii) failure of any document to bear adequate reference to a Letter of Credit, or failure of any Person to note the amount of any payment on the reverse side of a Letter of Credit or to surrender or to take up a Letter of Credit or to send forward documents as required by the terms of a Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by the Issuer; (ix) the fact that any instructions, oral or written, given to the Issuer purporting to have been given by or on behalf of the Obligor and believed by the Issuer in good faith and in the exercise of ordinary care to be valid which pertain to the issuance of any Letter of Credit, any extension, increase or other modification of any Letter of Credit or other action to be taken or omitted with reference thereto, were wholly or partly insufficient, erroneous, unauthorized or fraudulent; or (x) any other act or omission as to which banks are relieved from responsibility under the terms of the ISP, provided that none of the contingencies referred to in subparagraphs

(i) through (x) of sub-clause (b) is attributable to the gross negligence or willful misconduct of the Agent, the Issuer, the Security Agent, any Lender or any of their respective correspondents or agents.

(c)                     The Obligor will, without expense to the Lender, procure or cause to be procured promptly all necessary licenses which are required with respect to the transaction(s) which is/are the subject of any Letter of Credit issued for the Obligor or to which any such Letter of Credit relates, will comply with or cause to be complied with all applicable governmental regulations in regard thereto, and will furnish or cause to be furnished to the Agent such documents and certificates in respect thereof as the Agent may reasonably require.

(d)                    The Obligor hereby agrees to indemnify and hold harmless the Agent, the Security Agent, the Issuer and the Lenders from and against all liability, loss or expense (including reasonable legal fees, court costs and other expenses which the Agent, the Security Agent, the Issuer and the Lenders may incur in enforcing their respective rights hereunder) incurred as a consequence of (i) any failure on the part of the Obligor duly to perform its agreements contained in this Clause 2.5, (ii) any action taken or omitted by the Agent, the Security Agent, the Issuer, any Lender or any of their respective correspondents in relation to any Letter of Credit issued at the request of or on behalf of the Obligor, or (iii) any claims asserted by any party to any transaction in connection with which such Letters of Credit are issued, except such liability, loss or expense, if any, as is incurred as a result of the gross negligence or willful misconduct on the part of the Agent, the Security Agent, the Issuer, any Lender or of any of their respective correspondents.

2.6                           Voluntary Cancellation

The Obligor shall have the right at any time and from time to time to cancel the undrawn portion of the Facility in whole or in part (if in part, in minimum amounts of not less than USD$5,000,000 or euro or pound sterling equivalent) without penalty upon ten Business Days’ prior written notice to the Agent.  Amounts so cancelled may not be reinstated.  Notwithstanding the foregoing, no such cancellation shall reduce the Facility below an aggregate amount equal to the Letter of Credit Obligations and the Reimbursement Obligations.

2.7                           Regulatory Requirements; Additional Costs

The Obligor shall pay to the Agent from time to time upon demand such amounts as the Issuer determines in its sole discretion is necessary to compensate the Issuer for any costs attributable to the Issuer’s issuing or having outstanding, or any Lender’s participation in, or the Issuer’s making payment under, any Letter of Credit issued at the request of the Obligor resulting from the application of any domestic or foreign law or regulation or the interpretation or administration thereof applicable to the Issuer or any Lender regarding any reserve, assessment, capitalization (including the cost of maintaining capital sufficient to permit issuance of the Letters of Credit, provided the cost attributed to the Letters of Credit is determined in good faith by any reasonable method) or similar requirement whether existing at the time of issuance of any such Letter of Credit or adopted thereafter, including, without limitation, any reduction in amounts receivable hereunder as a result of any change in applicable law, treaty, regulation, policy or directive, or the imposition of any Tax or increase in any existing Tax, applicable to the transactions contemplated hereunder or the commitments of the Issuer and Lenders hereunder.

2.8                           Fees

2.8.1                            The Obligor agrees to pay to the Agent for the account of the Issuer and each Lender the following fees in connection with this Agreement:

(a)                     a Letter of Credit renewal fee payable annually in arrears (and calculated based upon a 360-day year and actual days elapsed) on the annual anniversary of the Closing Date in an amount equal to .05% per annum of the amount of the Facility;

(b)                    a Letter of Credit unused fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on March 31, 2006 equal to 0.075% per annum of an amount equal to USD$200,000,000 minus the total Letter of Credit Obligations from time to time outstanding; and

(c)                     a Letter of Credit upfront fee to be paid to the Agent, prior to or on the Closing Date equal to USD$100,000.

(d)                    Such fees shall be paid to the Issuer from the date hereof, and to the Lenders from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, until the Facility Termination Date. The amount paid to each Lender will be its Ratable Share of the fees paid.

2.8.2                            The Obligor agrees to pay to the Issuer separately, and for its own account, the following fees with respect to Letters of Credit issued at the request of the Obligor:

(a)                     a Letter of Credit issuance fee payable quarterly in arrears (and calculated based upon a 360-day and actual days elapsed) on the last Business Day of each March, June, September and December with respect to each Letter of Credit issued at the request of the Obligor (i) if the Collateral includes solely a first ranking security interest in cash deposits, Cash Equivalents and Government Securities rated AAA by S&P (or Moody’s or Fitch equivalent), the issuance fee shall be 0.30% per annum of the maximum face amount of such Letter of Credit outstanding during such quarter or (ii) if the Collateral includes a first ranking security interest in debt securities of corporate issuers which are (a) denominated in U.S. Dollars, (b) in the aggregate have an average weighted minimum rating of not less than AA- by S&P (or Moody’s or Fitch equivalent) and (c) individually have a minimum rating of not less than BBB by S&P (or Moody’s or Fitch equivalent), the issuance fee shall be 0.375% per annum of the maximum face amount of such Letter of Credit outstanding during such quarter;

(b)                    all other charges, costs and fees customarily imposed by the Issuer in connection with the issuance of such letters of credit.

2.9                           Payments and Computations

2.9.1                            Except as specifically set forth in this Agreement, all payments to be made by or on behalf of the Obligor under this Agreement shall be made, not later than 4:00 p.m. London time, on the date when due, in immediately available funds by federal funds wire to the Agent or the Issuer, as applicable, in the applicable currency at:

if U.S. Dollars:

Correspondent Bank: Barclays Bank PLC, New York

ABA No.: 026 002 574

SWIFT Code: BARC US33

For Beneficiary Bank: Barclays Bank PLC, 1 Churchill Place

Sort Code: 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 84560255

if pounds sterling:

Beneficiary Bank: Barclays Bank PLC, 1 Churchill Place

Sort Code 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 20710113

If euros:

Beneficiary Bank: Barclays Bank PLC, 1 Churchill Place

Sort Code 20-00-00

SWIFT Code: BARC GB22

Beneficiary: Arch Reinsurance Ltd.

Account Number: 72225322

or to such other address or account, or to the attention of such other Person as the Agent or the Issuer, as applicable shall notify the Obligor.

2.9.2                            All payments made by or on behalf of the Obligor under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any Taxes (other than any taxes imposed on or measured by the gross income or profits of the Agent, the Issuer or any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Obligor is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Obligor with respect to any amount payable by it hereunder, it will pay to the Agent, on the date on which such amount becomes due and payable hereunder and in U.S. Dollars, such additional amount as shall be necessary to enable the Agent, the Issuer or any Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Obligor.  If, at any time, the Agent, the Issuer or any Lender, or any Eligible Assignee of a Lender hereunder (an “Assignee”), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, the Agent, the Issuer or any Lender or the Assignee shall deliver to the Obligor, through the Agent, on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Obligor in its reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by the Agent, the Issuer or any Lender or the Assignee (including, without limitation, Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service) to establish that the Agent, the Issuer, any such Lender or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to the Agent, the Issuer, any such Lender or the Assignee of principal, interest, fees or other amounts payable hereunder.  The Obligor shall not be required to pay any additional amount to the Agent, the Issuer, any such Lender or any Assignee under this sub-clause 2.9.2 if the Agent, the Issuer, any such Lender or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if the Agent, the Issuer, any such Lender or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this sub-clause 2.9.2 shall relieve the Obligor of its obligation to pay any additional amounts pursuant to this sub-clause 2.9.2 in the event that, as a result of any change in applicable law, the Agent, the Issuer, any such Lender or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that the Agent, the Issuer, any such Lender or the Assignee is not subject to withholding as described in the immediately preceding sentence.

2.9.3                             All payments made by or on behalf of the Obligor under this Agreement shall be applied first to the payment of all fees, expenses and other amounts due to the

Issuer and the Lenders (excluding principal and interest) by the Obligor, then to accrued interest with respect to the Reimbursement Obligations, and the balance on account of outstanding principal with respect to the Reimbursement Obligations; provided, however, that upon the occurrence and during the continuation of an Event of Default, payments will be applied to the obligations of the Obligor to the Issuer and the Lenders as the Agent determines in its sole discretion.

2.9.4                            All payments which shall be due hereunder on a day that is not a Business Day shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

2.9.5                            Computations of interest hereunder and computations of fees stated to be on an annual basis shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

2.10                     Collateral Security

All of the obligations of the Obligor to the Agent, the Security Agent, the Issuer or any Lender under this Agreement and the other Fundamental Documents shall be secured by a security interest and pledge granted by the Obligor, as security for the Obligor’s obligations under this Agreement and the Letters of Credit issued at the request of the Obligor, in favor of the Security Agent, for and on behalf of the Issuer and the Lenders, in the securities and other collateral described in each Security Agreement (together with all property or interests therein and all income therefrom and proceeds thereof, collectively, the “Collateral”).

3.                                 CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT

3.1                           Conditions Precedent to Closing and Issuance of Initial Letters of Credit

3.1.1                            The obligations of the Issuer (in its sole and absolute discretion) to issue any Letter of Credit under this Agreement on or after the Closing Date are subject to the satisfaction, prior to or concurrently with the issuance of any such Letter of Credit, of the following conditions precedent:

(a)                     Fundamental Documents:  The Obligor shall have executed and delivered to the Agent each Fundamental Document required hereunder, which shall be in full force and effect.

(b)                   Proof of Corporate Action:  The Agent shall have received a certificate of the Secretary or an Assistant Secretary, or the equivalent thereof, from the Obligor, dated the date hereof, setting forth resolutions of the Board of Directors, or the equivalent thereof, of the Obligor approving the transactions contemplated by this Agreement and the other Fundamental Documents and authorizing the execution, delivery and performance by such Person of this Agreement and the other Fundamental Documents to which such Person is a party, which certificates shall state that such resolutions are in full force and effect without amendment.

(c)                     Incumbency Certificates: The Agent shall have received a certificate of the Secretary or Assistant Secretary, or the equivalent thereof, from the Obligor, dated the date hereof, setting forth the names and containing a specimen signature of each officer and director of the Obligor authorized to sign this Agreement and the other Fundamental Documents to which the Obligor is a party and to give notices and to take other action on behalf of the Obligor hereunder and in relation to the Collateral.

(d)                    Bermuda Requirements:  The Lender shall have received a certificate of compliance issued by the Bermuda Regulatory Authority (Registrar of Companies and the Bermuda Monetary Authority) for each of the Parent and the Obligor in form and substance satisfactory to the Agent.

(e)                     Legal Opinions: The Agent shall have received signed legal opinions of counsel for the Obligor in form and substance satisfactory to the Agent, which opinions shall be addressed to and allow reliance thereon by the Agent, the Issuer and the Lenders and their respective successors and permitted assigns.

(f)                       Proceedings and Documents:  All corporate and other proceedings and all other matters in connection with the transactions contemplated by this Agreement (including, without limitation, all regulatory and third party approvals), the other Fundamental Documents and all other documents incidental hereto and thereto, including all opinions of counsel, shall be reasonably satisfactory in form and substance to the Agent.

(g)                    Financial Information:  The Agent is satisfied that the financial data and other information furnished to the Agent by the Obligor is accurate and complete in all material respects and fairly presents in all material respects the financial position and the results of operations for the period indicated therein.

(h)                    Litigation:  The Agent is satisfied that there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against the Parent or the Obligor, that are reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(i)                        Regulations and Policies:  There have been no material changes in governmental regulation or policy affecting the Issuer, the Agent or any Lender in respect of this Agreement or the Obligor.

(j)                        Consents and Approvals:  The Obligor and the Agent, the Issuer and each Lender have obtained all necessary consents and approvals.

(k)                     Collateral Requirements:  The Agent and Security Agent, shall be satisfied with the Custodian Agreement, the Security Agreement, subordination of custodian Liens and any other relevant documentation required in respect of collateral requirements.

3.2                           Additional Conditions Precedent to the Issuance of Letters of Credit

3.2.1                            The obligations of the Issuer to issue any Letter of Credit under this Agreement on or after the Closing Date (including pursuant to sub-clause 2.1.1) are subject to the further conditions precedent that, both immediately prior to the issuance of such Letter of Credit and also after giving effect thereto:

(a)                     no Default shall have occurred and be continuing;

(b)                    the representations and warranties made by the Obligor in this Agreement and each of the Fundamental Documents shall be true and complete in all material respects on and as of the date of the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

3.2.2                            there has been no material adverse change in the financial condition, operations, properties, business or prospects of the Parent (taken as a whole) or the Obligor (taken as a whole) since December 31, 2004;

3.2.3                            the Issuer shall have received a request for a Letter of Credit as provided in sub-clause 2.1.2;  and

3.2.4                            the Agent shall have received evidence satisfactory to it (i) that the Adjusted Collateral Value (including, but not limited to, daily values of Cash Equivalents) as of the date of any requested issuance of a Letter of Credit is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations, taking into account the amount of the requested Letter of Credit, (ii) that each of the Investments utilized in the calculation of Adjusted Collateral Value has been deposited into the Custodial Account and (iii) that the aggregate face amount of Tranche A and Tranche B Letters of Credit issued under this Agreement (taking into account the requested Letter of Credit) does not exceed USD$200,000,000 or such lower amount of the Facility as a result of cancellation under Clause 2.5 (Unconditional Obligations of the Obligor).  Further, the Investments on deposit in the Custodial Account must have an Adjusted Collateral Value as the Letters of Credit being requested.

3.2.5                            Each request for a Letter of Credit hereunder shall constitute a certification by the Obligor to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Obligor otherwise notifies the Agent prior to the date of such Letter of Credit issuance, as of the date of such issuance).

4.                                 REPRESENTATIONS AND WARRANTIES

In order to induce the Agent, the Issuer and the Lenders to enter into this Agreement and to issue the Letters of Credit, the Obligor for itself hereby represents and warrants that:

4.1                           Corporate Existence and Power

The Obligor (a) is a company or corporation duly organized, validly existing without limitation of its corporate existence and in good standing under the laws of Bermuda and (b) has adequate power and authority and legal right to own or hold under lease the properties it purports to own or to hold under lease and to carry on the business in which it is engaged or presently proposes to engage.  The Obligor has adequate power and authority to enter into this Agreement and each of the other Fundamental Documents to which it is a party, to request Letters of Credit hereunder, to create the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and to perform its obligations under this Agreement and each of the other Fundamental Documents to which it is or is to become a party as contemplated by this Agreement.

4.2                           Authority

The execution and delivery by the Obligor of this Agreement and each other Fundamental Document to which it is or is to become a party as contemplated hereby, the obtaining of Letters of Credit hereunder, the pledging of the Collateral for the Reimbursement Obligations contemplated by this Agreement and the Security Documents and the performance by the Obligor of its obligations in respect of this Agreement and the other Fundamental Documents in accordance with their respective terms, have been duly authorized by all necessary corporate action on the part of the Obligor and do not and will not (a) contravene any provision of the Constituent Documents of the Obligor, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or, except as contemplated by this Agreement, result in the creation or imposition of any Lien pursuant to the terms of any mortgage, indenture, deed of trust, security agreement, pledge agreement, charge or other instrument to which the Obligor or any of its respective property is bound, (c) violate any law, governmental rule, regulation, order or decree of any court or administrative agency or governmental officer applicable to and binding upon the Obligor, (d) require any waiver, consent or other action by any governmental or regulatory authority or by any trustee or holder of any Indebtedness or obligations of the Obligor or (e) require the approval of the shareholders of the Obligor.

4.3                           Binding Effect of Agreement and Other Fundamental Documents

4.3.1                            This Agreement has been duly executed and delivered by the Obligor and the agreements contained herein constitute, and the agreements contained in each other Fundamental Document to which the Obligor is or is to become a party will, when each such other Fundamental Document is executed and delivered, constitute valid and legally binding obligations for the Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.2                            Each Security Document executed and delivered on or after the date hereof will effectively create the Liens purported to be created thereby and such Liens will be first-priority Liens on the Collateral covered thereby, subject to no other Liens (except Liens in favor of the Custodian).

4.4                           Financial Information

The Parent and the Obligor have heretofore furnished to the Agent accurate and complete financial data and other information in all material respects based on its operations in previous years, and said financial data furnished to the Agent is accurate and complete and fairly presents in all material respects the financial position and the results of operations for the period indicated therein in all material respects.

4.5                           Pari passu ranking

The Obligor’s payment obligations under the Fundamental Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applicable to the Obligor.

4.6                           Material Adverse Change; No Default

There has been no material adverse change in the condition, financial or otherwise, of the Parent or the Obligor since the date of the most recent financial statement and no Default or Event of Default exists with respect to the Obligor.

4.7                           Existing Security Interest

No Security exists on or over the assets of the Obligor except as permitted by sub-clause 5.2.1 (Negative Pledge).

4.8                           Litigation

There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligor) threatened against the Parent or the Obligor that are reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

4.9                           Compliance with Laws and Agreements

The Obligor is in compliance with laws, regulations and orders of any governmental agency or authority applicable to it or its Properties and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10                     Winding-up

No meeting has been convened for the winding-up, administration, dissolution or liquidation of the Obligor, no such step is intended by the Obligor and, so far as it is aware, no petition, application or equivalent or analogous procedure under the law of the jurisdiction of the Obligor’s incorporation is outstanding for its winding-up, administration, dissolution or liquidation (save where such petition, application or equivalent or analogous procedure is frivolous or vexatious in nature).

4.11                     Reorganizations

No step is intended or has been taken by the Obligor for the reorganization, reconstruction, merger, amalgamation or consolidation (or any equivalent or analogous procedure) of the Obligor save where (i) it will survive such procedure as a separate legal entity and such step or procedure will not have or be likely to have a Material Adverse Effect or (ii) the Majority Lenders have provided their prior written consent to such procedure.

4.12                     ERISA

The Obligor contributes to Single Employer Plans maintained by its ERISA Affiliate but does not contribute to a Multiemployer Plan.  There exists no Unfunded Pension Liability with respect to any Single Employer Plans, except as would not have a Material Adverse Effect.

For the purposes of this Clause 4.12, “Unfunded Pension Liability” means the excess of an Employee Plan’s liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding an Employee Plan pursuant to Section 412 of the Code for the applicable plan year and “ERISA Affiliate” means, with respect to a company, any Person that would be deemed at any relevant time to be a single employer with the company pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

4.13                     Margin Stock

4.13.1                      The Obligor is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

4.13.2                      None of the extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or
Regulation X.

4.13.3                      Neither the Obligor nor any agent acting on its behalf has taken or will take any action which might cause the Fundamental Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

4.14                     Anti-Terrorism Laws

4.14.1                      Neither the Obligor nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

4.14.2                      Neither the Obligor nor any of its Affiliates is any of the following:

(a)                     a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)                    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)                     a person or entity with which the Agent, the Issuer or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism law;

(d)                    a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                     a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

4.14.3                      The Obligor does not (i) to the best of its knowledge, conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) to the best of its knowledge, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.15                     Custodian

The Custodian has not resigned as Custodian without a successor Custodian being appointed.

4.16                     Events Since December 31, 2004

In making the representations and warranties set forth herein, the Parent and the Obligor acknowledge that certain events that have occurred since December 31, 2004 (including Hurricanes Katrina, Rita and Wilma) have had an impact on the business of the Parent and its Subsidiaries as described in the filings made by the Parent with the SEC.  Notwithstanding the foregoing, the representations and warranties made by the Parent and the Obligor herein (including, without limitation, in sub-clause 3.2.2 of Clause 3.2 (Additional Conditions Precedent to the Issuance of Letters of Credit) and Clause 4.6 (Material Adverse Change; No Default) are not qualified by such disclosed events.

4.17                     Repeated Representations

Each of the Repeated Representations will be correct and complied with in all material respects on the Issue Date, each date that a Letter of Credit is renewed, reissued and extended as if repeated then by reference to the then existing circumstances.

5.                                 COVENANTS

5.1                           Affirmative Covenants

The Obligor for itself covenants and agrees that so long as any Letter of Credit is outstanding:

5.1.1                            Maintenance of Corporate Existence: The Obligor shall maintain its corporate existence.

5.1.2                            Reporting Requirements:  The Obligor shall furnish to the Agent:

(a)                     Annual GAAP Financial Statements:  Within ninety (90) days following the end of the Parent’s fiscal year (or, if a registered company, such earlier date as the Parent’s Form 10-K is filed with the Securities and Exchange Commission) copies of:

(i)                       the consolidated and consolidating balance sheet of the Parent as at the close of such fiscal year, and

(ii)                    the consolidated and consolidating statements of income, changes in surplus and cash flows of the Parent for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of PricewaterhouseCoopers LLP or other firm of independent public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Agent, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Parent as of the end of such fiscal year and the results of operations of the Parent for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

(b)                    Quarterly GAAP Financial Statements:  As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period of the Parent (other than the fourth fiscal quarter of any fiscal year), copies of:

(i)                       the balance sheet of the Parent as at the end of such fiscal quarter, and

(ii)                    the statements of income, changes in surplus and cash flows of the Parent for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Parent as of the end of such period and the results of operations for such period by a senior officer of the Parent, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

(c)                     Annual/Quarterly Reports:  Concurrently with the delivery of the financial statements required pursuant to paragraphs (a), (b), (f) and (g) of this Clause, copies of all reports required to be filed with any Applicable Insurance Regulatory Authority in connection with the filing of such financial statements.

(d)                    Management Letters:  Subject to the consent of the independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Parent and the Obligor by any independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, as applicable.

(e)                     Additional Information:  Such additional information as the Agent may reasonably request concerning the Parent or the Obligor and for that purpose all pertinent books and other documents relating to its business, affairs and

Properties, including Investments as shall from time to time be designated by the Agent.

(f)                       Annual Obligor Financial Statements:  As soon as available, and in any event within 90 days after the close of each fiscal year of the Obligor, the summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such fiscal year and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously delivered and certified by the chief financial officer or controller of the Obligor, which certificate shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Obligor and its Subsidiaries as at the dates indicated (subject to normal year-end audit adjustments and the absence of full footnote disclosure).  As soon as available and in any event within 90 days after the close of each fiscal year or such later date as may be required by the Bermuda Companies Law, the SAP Financial Statements for the Obligor for such fiscal year.

(g)                    Quarterly Obligor Statements:  As soon as available, and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Obligor, a summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such period and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously provided and certified by the chief financial officer or controller of the Obligor, as presenting fairly in all material respects, on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

(h)                    Custodial Account Certificate:  The Obligor shall furnish to the Agent a Custodial Account Certificate substantially in the form of Exhibit D hereto (i) on a monthly basis, (ii) upon the occurrence of a Default or an Event of Default, and (iii) at any time and from time to time upon the request of the Agent.

(i)                        Compliance Certificate: The Obligor shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a), (b) (f) and (g) of this clause, a Compliance Certificate setting out (in reasonable detail)

computations as to compliance with sub-clauses 6.1.1(e) and 6.1.2 of Clause 6 (Events of Default Defined) as at the date as at which those financial statements were drawn up.  Each Compliance Certificate shall be signed by the chief financial officer or controller of the Obligor.

(j)                        Notification of Default:  The Obligor shall notify the Agent of the occurrence of any Default (and of any action taken or proposed to be taken to remedy it) or Event of Default promptly after becoming aware of it.

(k)                     Material Litigation:  The Obligor shall notify the Agent of any litigation proceedings current, or to its knowledge pending or threatened, in writing which are likely to have a Material Adverse Effect.

5.1.3                            Minimum Rating:  The Obligor shall at all times maintains a minimum AM Best Financial Strength Rating of B++.

5.1.4                            Maintenance of Adjusted Collateral Value:  The Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value (determined on a daily basis) is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations, taking into account the calculations set forth in this sub-clause 5.1.4 (Maintenance of Adjusted Collateral Value) which provide for Adjusted Collateral Value and issuance of Letter(s) of Credit in pounds sterling, euros or U.S. Dollars as applicable.  If the Obligor requests that the Issuer issue Letter(s) of Credit in a currency other than U.S. Dollars, the Obligor shall deposit Collateral in the Custodial Account the Adjusted Collateral Value of which, in the same currency as the Letter of Credit requested, shall be the equivalent of the face amount of the requested non-U.S. Dollar Letter(s) of Credit.  If, at any time, the Obligor requests a Letter of Credit and deposits into the Custodial Account Investments which are not the same currency as the requested Letter of Credit, the Obligor must maintain an Adjusted Collateral Value of not less than 110% of the Dollar Equivalent of the face amount of such requested Letter of Credit.  The Obligor agrees that if the required Adjusted Collateral Value of the Collateral in the Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations, the Agent may require the Obligor to pay to the Custodian the amount of any such deficiency, which amount shall be payable by no later than 5:00 p.m. (New York time) on the Business Day immediately following the date of notice by the Agent and which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments.  At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, the Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of Clause 1 of the Security Agreement between the Obligor and the Security Agent.

5.1.5                            ERISA:  The Obligor shall not:

(a)                     allow, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to allow (i) any Single Employer Plan with respect to which the Obligor or its ERISA Affiliates which are Subsidiaries of the Obligor may have any liability to terminate, (ii) the Obligor or any of its ERISA Affiliates which are Subsidiaries of the Obligor to withdraw from any Single Employer Plan and, if applicable, a Multiemployer Plan, or (iii) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Single Employer Plans, to the extent that any of the events described in (i), (ii) or (iii), singly or in the aggregate, could have a Material Adverse Effect; or

(b)                    fail, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to fail, to comply with ERISA or other related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

5.1.6                            Financial Testing: The financial covenants set out in sub-clauses 5.2.1(b)(xviii), 5.2.1(b)(xxi), 5.3.4(b)(ix), 6.1.1(e) and 6.1.2 below shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to sub-clause 5.1.2(i) (Compliance Certificate).

5.2                           Negative Covenants

5.2.1                            Negative Pledge:

(a)                     Neither the Obligor nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except as set out in paragraph (b) below.

(b)                    Paragraph (a) above does not apply to:

(i)                       Liens created pursuant to the Security Documents;

(ii)                    Liens existing on the date hereof and listed on Schedule 1 (Existing Encumbrances) hereto;

(iii)                 Liens securing repurchase agreements constituting a borrowing of funds by the Obligor or any of its Subsidiaries in the ordinary course of business for liquidity purposes and in no event for a period exceeding ninety (90) days in each case;

(iv)                Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within ninety (90) days after the respective purchase) of assets acquired after the Closing Date;

(v)                   Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Obligor or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;

(vi)                Liens securing obligations owed by the Obligor or any of its Subsidiaries to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(vii)             Liens securing insurance obligations of the Obligor or any of its Subsidiaries owed to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;

(viii)          Liens on investments and cash balances of the Obligor or any of its Subsidiaries securing obligations of the Obligor or any of its Subsidiaries in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Obligor or any of its Subsidiaries;

(ix)                  inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(x)                     Liens in respect of property or assets of the Obligor or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Obligor’s or any such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Obligor or any Subsidiary of the Obligor or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(xi)                           licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;

(xii)                        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;

(xiii)                     Liens arising out of the existence of judgments or awards not constituting an Event of Default under Clause 6.1 (Events of Default Defined);

(xiv)                    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xv)                       bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Obligor or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(xvi)                    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the sub-paragraphs of this sub-clause 5.2.1, provided that such Indebtedness is not increased and is not secured by any additional assets;

(xvii)                 Liens in respect of property or assets of the Obligor or any of its Subsidiaries securing Indebtedness of the type described in sub-paragraphs (vi) or (x) of the definition of “Permitted Indebtedness” (as hereinafter set fourth);

(xviii)              Liens in respect of property or assets of any Subsidiary of the Obligor securing Indebtedness of the type described in paragraph (ix) of the definition of “Permitted Indebtedness”; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Parent secured by Liens incurred pursuant to paragraph (b)(xx) of sub-clause 5.2.1 exceed at any time 10% of Net Worth of the Parent at the time of incurrence of any new Liens under this paragraph (xviii);

(xix)   Liens in respect of property or assets of the Obligor securing Indebtedness of the Obligor in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Obligor, in each case in the ordinary course of business;

(xx)    Liens arising in connection with securities lending arrangements entered into by the Obligor or any of its Subsidiaries with financial institutions in the ordinary course of business so long as any securities subject to any such securities lending arrangements do not constitute collateral under any security document; and

(xxi)   in addition to the Liens described in sub-paragraphs (i) through (xx) above, Liens securing obligations of the Parent; provided that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of outstanding Indebtedness of the Obligor or any of its Subsidiaries pursuant to paragraph (ix) of the definition of “Permitted Indebtedness”, exceed at any time 10% of Net Worth of the Parent at the time of incurrence of any new Liens under this sub-clause 5.2.1.

5.3                           Disposals:

5.3.1                            The Obligor shall not nor will it permit any of its Subsidiaries to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph (a) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except as set forth in paragraph (b) below.

5.3.2                            Paragraph (a) above does not apply to:

(a)                     any Disposition of used, worn out, obsolete or surplus property of the Obligor or any of its Subsidiaries in the ordinary course of business; or

(b)                    license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Obligor or any of its Subsidiaries; or

(c)                     the Disposition of cash, Cash Equivalents and investment securities; or

(d)                    the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation; or

(e)                     the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement; or

(f)                       the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Obligor or any of its Subsidiaries; or

(g)                    dividends; or

(h)                    any ceding of insurance or reinsurance in the ordinary course of business; or

(i)                        any Disposition by the Obligor or any of its Subsidiaries of any non-core asset or as set forth in Schedule 3 (Dispositions); or

(j)                        Dispositions by the Obligor or any of its Subsidiaries of properties or assets having an aggregate fair value (as determined in good faith by the board of directors of the Obligor) of less than USD$1,000,000; or

(k)                     Dispositions by the Obligor or any of its Subsidiaries of any of its respective properties or assets to the Parent, to any wholly-owned Subsidiary of the Parent or (except as to property or assets consisting of the capital stock of Subsidiaries) to Alternative Re Holdings Limited; or

(l)                        other Dispositions to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Obligor), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions under this paragraph (xii) previously consummated during the same fiscal year of the Obligor (as determined in good faith by the board of directors or senior management of the Obligor), does not constitute more than 20% of the consolidated assets of the Group as of the last day of the most recently ended fiscal year of the Group.

5.3.3                            Financial Indebtedness:  The Obligor shall not incur or permit to subsist, and shall not permit any of its Subsidiaries to incur or subsist, any Indebtedness except Permitted Indebtedness (as hereinafter defined).

5.3.4                            Definitions:  In this Clause 5.2 the following terms have the following meanings.

(a)                     “Acquired Indebtedness” means Indebtedness of the Obligor or any of its Subsidiaries acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness), provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

(b)                    “Permitted Indebtedness” means:

(i)        Indebtedness of the Obligor or any of its Subsidiaries incurred pursuant to this Agreement or the JPMorgan Credit Agreement (as defined in item 2 of Schedule 1 (Existing Encumbrances));

(ii)       Indebtedness of the Obligor or any of its Subsidiaries existing on the date hereof and listed on Schedule 2 (Existing Indebtedness) and refinancings by the Obligor or any of its Subsidiaries thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereof and fees and expenses associated therewith;

(iii)      Indebtedness of the Obligor or any of its Subsidiaries under any Rate Hedging Obligations, in each case entered into to protect the Obligor or such Subsidiary against fluctuations in interest rates, currency exchange rates or other rate fluctuations and not entered into for speculative purposes;

(iv)     Any Indebtedness owed by the Obligor or any of its Subsidiaries to the Parent or any of its Subsidiaries;

(v)      Indebtedness in respect of purchase money obligations and Capital Lease Obligations of the Obligor or any of its Subsidiaries, and refinancings thereof; provided that the aggregate principal amount of all such Capital Lease Obligations does not exceed at any time outstanding USD$25,000,000 at the time of incurrence of any new Indebtedness under this sub-paragraph (v);

(vi)     Indebtedness of the Obligor or any of its Subsidiaries in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Obligor or such Subsidiary, in each case in the ordinary course of business;

(vii)    Indebtedness of the Obligor or any of its Subsidiaries incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(viii)   Acquired Indebtedness of the Obligor or any of its Subsidiaries;

(ix)      Indebtedness incurred under securities lending arrangements entered into in the ordinary course of business;

(x)    Indebtedness incurred under Credit Protection Arrangements entered into in the ordinary course of business;

(xi)    additional Indebtedness of the Obligor or any of its Subsidiaries not otherwise permitted under sub-paragraph (i) through (x) of this definition which, when added to the aggregate amount of all outstanding Indebtedness obligations secured by Liens incurred by the Obligor or any of its Subsidiaries pursuant to sub-clause 5.2.1(b)(xxi), shall not exceed at any time outstanding 5% of the Group’s Net Worth at the time of incurrence of any new Indebtedness under this paragraph (xi).

(xii)   Indebtedness arising from Guarantees made by the Obligor or any of its Subsidiaries of Indebtedness of the type described in sub-paragraphs (i) through (ix) of this definition.

6.                                 EVENTS OF DEFAULT AND REMEDIES

6.1                           Events of Default Defined

6.1.1                            With respect to the Obligor, each of the following is an “Event of Default:”

(a)                     failure by the Obligor to pay any amount payable by it hereunder on the date due;

(b)                    if the validity or enforceability of any Security Document to which the Obligor is a party shall be contested by any Person;

(c)                     if any representation or warranty made by or on behalf of the Obligor in this Agreement, in any other Fundamental Document or in any certificate, report or financial or other statement furnished to the Agent at any time under or in connection with this Agreement, any other Fundamental Document or any other such document or agreement shall have been untrue in any material respect when made or deemed to have been made;

(d)                    default by the Obligor in the observance or performance of its covenants set forth in (i) Clause 5 (Covenants); or (ii) default by the Obligor in the observance or performance of its obligation to maintain the value of the Custodial Account maintained in its name in accordance with Clause 5.1.4 hereof and Clause 1 of the Security Agreement between it and the Security Agent;

(e)                     failure by the Parent to maintain a minimum Net Worth that is at any time less than the sum of: (i) USD$1,500,000,000; (ii) 25% of the Net Cash Proceeds of any common or preferred equity raised by the Parent after the date of this Agreement; and (iii) 25% of Consolidated Net Income for each financial year of the Parent:

(f)                       in this paragraph (f) the following term has the following meaning.

(i)                       “Net Cash Proceeds” means for any issuance of equity, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such issuance, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith).

6.1.2                            the Parent Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Parent is greater than 0.35:1.00.  For purposes of this sub-clause 6.1.2:

(a)                     “Parent Leverage Ratio” means, at any time, the ratio of (i) Consolidated Indebtedness at such time to (ii) Consolidated Total Capital at such time;

(b)                    “Consolidated Indebtedness” means, as of any date of determination, (i) all Indebtedness of the Group which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person (other than any member of the Group) as to which any member of the Group has created a Guarantee (but only to the extent of such Guarantee).  For the avoidance of doubt, “Consolidated Indebtedness” shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof; and

(c)                     “Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Net Worth of the Parent at such time;

6.1.3                            the Parent permits, creates, assumes, incurs or suffers to exist any Lien on any asset, tangible or intangible, now owned or hereafter acquired, other than in the same manner, and subject to the same limitations, as otherwise permitted under paragraph (b) of sub-clause 5.2.1 (Negative Pledge) and except as set out on Schedule 1 (Existing Encumbrances); for the avoidance of doubt for this purpose, reference to “Subsidiaries” (including in the definition of “Permitted Indebtedness”) shall include Subsidiaries of the Parent;

6.1.4                            the Parent making a Disposition (as defined in paragraph (a) of sub-clause 5.3) of any of its properties or assets, tangible or intangible, other than in the same manner, and subject to the same limitations, as otherwise permitted under paragraph (b) of sub-clause 5.3 (Disposals) and except as set out in Schedule 3 (Dispositions); for the avoidance of doubt for this purpose, references to “Subsidiaries” includes Subsidiaries of the Parent;

6.1.5         non-compliance by the Parent or its ERISA Affiliates of the covenant set forth in sub-clause 5.1.5 (ERISA);

6.1.6         default by the Obligor in the observance or performance of any other covenant or agreement contained in this Agreement or any other Fundamental Document and the continuance thereof unremedied for ten (10) days after receipt by the Obligor of written notice of the default from the Agent;

6.1.7         an order shall be made by a competent court or a resolution shall be passed for the winding up or dissolution or rehabilitation of the Parent or the Obligor save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement on terms approved by the Majority Lenders (not involving the insolvency of the Parent or the Obligor) and save that if any such order or resolution is sought in an involuntary proceeding against any the Person, such Person shall have thirty (30) days from the commencement of such proceeding to obtain an order staying, vacating or dismissing such proceedings, or a petition shall be presented to, or an order shall be made by a competent court for the appointment of, an administrator of the Parent or the Obligor and such petition or order shall not have been stayed, vacated or dismissed within thirty (30) days after the presentation of such petition or the making of such order;

6.1.8         the Parent or the Obligor shall cease to carry on the whole or substantially the whole of its business, save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement (not involving or arising out of the insolvency of the Parent or the Obligor) which is permitted hereunder, or the Parent or the Obligor shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent by any competent court in a voluntary or involuntary bankruptcy or insolvency proceeding and, in the case of an involuntary proceeding, such adjudication or finding is not stayed, vacated or dismissed for thirty (30) days, or shall enter into any composition or other similar arrangement with its creditors generally;

6.1.9         a receiver, administrator, liquidator or other similar official shall be appointed in relation to the Parent or the Obligor or in relation to the whole or a substantial part of its assets or to the Collateral or a distress, execution or other process shall be levied or enforced upon or out against, or any encumbrance shall take possession of, the whole or a substantial part of its assets or the Collateral and in any of the foregoing cases, such action or person shall not be discharged, dismissed, vacated, stayed or bonded within thirty (30) days;

6.1.10       any seizure, vesting or intervention by or under authority of a government occurs, by which the Parent’s or the Obligor’s management is displaced or its authority in the conduct of its business is curtailed;

6.1.11       default by the Parent or the Obligor in (i) any payment of principal of or interest of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all Indebtedness under paragraphs (i) and (ii) of this sub-clause 6.1.11 which would then become due and payable would equal or exceed, in the case of the Parent or the Obligor, USD$50,000,000;

6.1.12       One or more judgments or decrees shall be entered against the Parent or the Obligor involving in the aggregate a liability (to the extent not paid or covered by insurance) of, in the case of the Parent or the Obligor, USD$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days after the entry thereof; or

6.1.13       If the security interest created in favor of the Agent pursuant to any Security Document shall cease to be valid and binding or to constitute a fully perfected security interest in the collateral described in such security document, superior in right to any other lien.

6.2         Remedies

6.2.1         Without limiting any other rights or remedies of the Agent, the Issuer or any Lender provided for elsewhere in this Agreement or any other Fundamental Document, or by applicable law, or in equity, or otherwise, (i) if any Event of Default shall occur and be continuing with respect to the Obligor, the Agent may, by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor, and (ii) if any Event of Default shall occur and be continuing with respect to the Parent, the Agent may, by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor.  The Agent may immediately take any and all remedies with respect to the Collateral permitted by the Security Documents.

6.2.2         Upon declaration as provided for above, the Obligor shall, as specified in written notice by the Agent, either (i) immediately deliver to the Agent, any amounts required to be paid in accordance with sub-clause 6.2.1 hereof (the “Letter of Credit Amount”), or (ii) with the consent of the Beneficiary or Beneficiaries thereof, cause any Letters of Credit to be cancelled forthwith in a manner satisfactory to the Agent.  In addition to providing the Letter of Credit Amount, the Obligor shall provide the Agent with any documentation as the Agent may from time to time request to perfect its rights in the Letter of Credit Amount, including, without limitation, pledge agreements and financing statements in form and substance satisfactory to the Agent.  The Agent shall hold the Letter of Credit Amount in its own name, for the exclusive purpose of applying such Letter of Credit Amount toward the immediate payment of amounts which are thereafter drawn under any Letter of Credit, and, to the extent of such payment, the Reimbursement Obligations shall be deemed to be satisfied.  Upon the expiry date of all Letters of Credit, any Letter of Credit Amount remaining after satisfaction of all Reimbursement Obligations shall be remitted to the order of the relevant Obligor.  The Obligor shall remain liable for the relevant amount of any deficiency in respect of its Letter of Credit Obligations and Reimbursement Obligations.

6.2.3         Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, no Letter of Credit shall be issued, renewed or extended under this Agreement without the consent of the Agent and the Issuer.

7.           CHANGES TO PARTIES

7.1         Changes to the Lenders

7.1.1         Assignments and Transfers by the Lenders

Subject to this Clause 7.1, a Lender (the “Existing Lender”) may:

(a)       assign any of its rights; or

(b)       transfer by novation any of its rights and obligations,

to an Eligible Assignee (the “New Lender”).

7.1.2         Conditions of Assignment or Transfer

(a)       The consent of the Obligor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)       The consent of the Obligor to an assignment or transfer must not be unreasonably withheld or delayed.  The Obligor will be deemed to have given its consent seven (7) Business Days after the Existing Lender has requested it in writing unless consent is expressly refused by the Obligor within that time.

(c)       An assignment will only be effective on:

(i)        receipt by the Agent of an Assignment and Assumption from the New Lender (in form and substance satisfactory to the Agent) stating that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)       performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)       If:

(i)        a Lender assigns or transfers any of its rights or obligations under the Fundamental Documents or changes its Facility Office; and

(ii)       as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under sub-clause 2.9.2 or Clause 2.7 (Regulatory Requirements; Additional Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

7.1.3         Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee as determined by the Agent from time to time.

7.1.4         Limitation of Responsibility of Existing Lenders

(a)       Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)        the legality, validity, effectiveness, adequacy or enforceability of the Fundamental Documents or any other documents;

(ii)       the financial condition of any Obligor;

(iii)      the performance and observance by any Obligor of its obligations under the Fundamental Documents or any other documents; or

(iv)     the accuracy of any statements (whether written or oral) made in or in connection with any Fundamental Document or any other document,

and any representations or warranties implied by law are excluded.

(b)       Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Fundamental Document; and

(ii)       will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Fundamental Documents or any Commitment is in force.

(c)       Nothing in any Fundamental Document obliges an Existing Lender to:

(i)        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 7.1; or

(ii)       support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Fundamental Documents or otherwise.

7.1.5         Procedure for Transfer

(a)       Subject to the conditions set out in sub-clause 7.1.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment and Assumption delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute such Assignment and Assumption.

(b)       The Agent shall only be obliged to execute an Assignment and Assumption delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)       On the Transfer Date:

(i)        to the extent that in the Assignment and Assumption the Existing Lender seeks to transfer by novation its rights and obligations under the Fundamental Documents, the Obligor and the Existing Lender shall be released from further obligations towards one another under the Fundamental Documents and their respective rights against one another under the Fundamental Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)       the Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)      the Agent, the Issuer, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Issuer and the Existing Lender shall each be released from further obligations to each other under the Fundamental Documents; and

(iv)     the New Lender shall become a Party as a “Lender”.

7.1.6         Copy of Assignment and Assumption to Obligor

The Agent shall, as soon as reasonably practicable after it has executed an Assignment and Assumption, send to the Obligor a copy of such Assignment and Assumption.

7.1.7         Disclosure of information

Any Lender may disclose to any of its Affiliates and the directors, officers, employees, agents, including accounts, legal counsel and other advisors of the Lender and its Affiliates (subject to Clause 9.11 (Confidentiality) hereof) and any other person:

(a)       to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)       with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Obligor; or

(c)       to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Obligor, the Group and the Fundamental Documents as that Lender shall consider appropriate.

Notwithstanding any of the provisions of the Fundamental Documents, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the “tax structure” and “tax treatment” (in each case within the meaning of the U.S. Treasury Regulation Section 1.6011-4) of the Facility and any materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing relating to such tax structure and tax treatment.

7.2         Changes to the Obligors

The Obligor may not assign any of its rights or transfer any of its rights or obligations under the Fundamental Documents.

8.           THE FINANCE PARTIES

8.1         Role of the Agent and Security Agent

8.1.1         Appointment of the Agent and Security Agent

(a)       Each other Finance Party appoints the Agent and Security Agent to act as its agent under and in connection with the Fundamental Documents.

(b)       Each other Finance Party authorizes the Agent and Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Fundamental Documents together with any other incidental rights, powers, authorities and discretions.

8.1.2         Duties of the Agent

(a)       The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)       Except where a Fundamental Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)       If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)       If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Issuer) under this Agreement it shall promptly notify the other Finance Parties.

(e)       The Agent’s duties under the Fundamental Documents are solely mechanical and administrative in nature.

8.1.3         No Fiduciary Duties

(a)       Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)       The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

8.1.4         Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

8.1.5         Rights and Discretions of the Agent

(a)       The Agent may rely on:

(i)        any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)       any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)       The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)        no Default has occurred (unless it has actual knowledge of a Default arising under sub-clause (a));

(ii)       any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)      any notice or request made by the Obligor is made on behalf of and with the consent and knowledge of the Parent.

(c)       The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)       The Agent may act in relation to the Fundamental Documents through its personnel and agents.

(e)       The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)        Notwithstanding any other provision of any Fundamental Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

8.1.6         Majority Lenders’ Instructions

(a)       Unless a contrary indication appears in a Fundamental Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)       Unless a contrary indication appears in a Fundamental Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)       The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(d)       In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)       The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Fundamental Document.

8.1.7         Responsibility for Documentation

The Agent is not:

(a)       responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Obligors or any other person given in or in connection with any Fundamental Document; or

(b)       responsible for the legality, validity, effectiveness, adequacy or enforceability of any Fundamental Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Fundamental Document.

8.1.8         Exclusion of Liability

(a)       Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Fundamental Document, unless directly caused by its gross negligence or willful misconduct.

(b)       No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Fundamental Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)       The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Fundamental Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

(d)       Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

8.1.9         Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its Ratable Share) indemnify the Agent, within ten (10) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) in acting as Agent under the Fundamental Documents (unless the Agent has been reimbursed by the Obligor pursuant to a Fundamental Document).

8.1.10       Resignation of the Agent

(a)       The Agent may resign and appoint one of its Affiliates as a successor by giving notice to the other Finance Parties and the Obligor.

(b)       Alternatively the Agent may resign by giving notice to the other Finance Parties and the Obligor, in which case the Majority Lenders (after consultation with the Obligor) may appoint a successor Agent with the consent of the Obligor (such consent not to be unreasonably withheld or delayed).

(c)       If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent may appoint a successor Agent with the consent of the Obligor (such consent not to be unreasonably withheld or delayed).

(d)       The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Fundamental Documents.

(e)       The Agent’s resignation notice shall only take effect upon the appointment of a successor and the acceptance by such successor to assume all responsibilities of the Agent hereunder.

(f)        Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Fundamental Documents but shall remain entitled to the benefit of this Clause 8.1.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)       After consultation with the Obligor, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

8.1.11       Confidentiality

(a)       In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)       If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

8.1.12       Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

8.1.13       Credit Appraisal by the Lenders

(a)       Without affecting the responsibility of the Obligor for information supplied by it or on its behalf in connection with any Fundamental Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Fundamental Document including but not limited to:

(i)        the financial condition, status and nature of each member of the Group;

(ii)       the legality, validity, effectiveness, adequacy or enforceability of any Fundamental Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document;

(iii)      whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Fundamental Document, the transactions contemplated by the Fundamental Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document; and

(iv)     the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Fundamental Document, the transactions contemplated by the Fundamental Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document.

8.1.14       Reference Bank

If the Reference Bank ceases to be the Issuer or a Lender, the Agent shall (in consultation with the Obligor) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank .

8.1.15       Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Fundamental Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Fundamental Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Fundamental Documents that Party shall be regarded as having received any amount so deducted.

8.2         Conduct of Business by the Finance Parties

8.2.1         No provision of this Agreement will:

(a)       interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)       oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)       oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

8.3         Sharing Among the Finance Parties

8.3.1         Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Obligor other than in accordance with Clause 9.1 (Payment Mechanics) and applies that amount to a payment due under the Fundamental Documents then:

(a)       the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)       the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 9.1 (Payment Mechanics), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)       the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with sub-clause 9.1.5 (Partial Payments).

8.3.2         Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with sub-clause 9.1.5 (Partial payments).

8.3.3         Recovering Finance Party’s Rights

(a)       On a distribution by the Agent under sub-clause 8.3.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)       If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

8.3.4         Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)       each Finance Party which has received a share of the relevant Sharing Payment pursuant to sub-clause 8.3.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)       that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

8.3.5         Exceptions

(a)       This Clause 8.3 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Obligor.

(b)       A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)        it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)       that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

9.           MISCELLANEOUS

9.1         Payment Mechanics

9.1.1         Payments to the Agent

(a)       On each date on which the Obligor or a Lender is required to make a payment under a Fundamental Document, the Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Fundamental Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)       Payment shall be made to such account in the principal financial center of the country of that currency with such bank as the Agent specifies.

9.1.2         Distributions by the Agent

Each payment received by the Agent under the Fundamental Documents for another Party shall, subject to sub-clause 9.1.3 (Distributions to an Obligor), sub-clause 9.1.4 (Clawback) and sub-clause 8.1.15 (Deduction from Amounts Payable by the Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial center of the country of that currency.

9.1.3         Distributions to the Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 9.6 (Right of Set-off)) apply any amount received by it for the Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligor under the Fundamental Documents or in or towards purchase of any amount of any currency to be so applied.

9.1.4         Clawback

(a)       Where a sum is to be paid to the Agent under the Fundamental Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)       If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

9.1.5         Partial Payments

(a)       If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligor under the Fundamental Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Fundamental Documents in the following order:

(i)        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and Issuer under the Fundamental Documents;

(ii)       secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)      thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)     fourthly, in or towards payment pro rata of any other sum due but unpaid under the Fundamental Documents.

(b)       The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)       Paragraphs (a) and (b) above will override any appropriation made by the Obligor.

9.1.6         No set-off by Obligors

All payments to be made by the Obligor under the Fundamental Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

9.1.7         Business Days

(a)       Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)       During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on the principal or unpaid sum at the rate payable on the original due date.

9.1.8         Currency of Account

(a)       Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Obligor under any Fundamental Document.

(b)       A repayment of an unpaid sum shall be made in the currency in which that unpaid sum is denominated on its due date.

(c)       Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)       Each payment in respect of costs, expenses or taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

(e)       Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

9.1.9         Change of Currency

(a)       Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)        any reference in the Fundamental Documents to, and any obligations arising under the Fundamental Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligor); and

(ii)       any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)       If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

9.1.10       Disruption to Payment Systems etc.

If either the Agent determines (in its reasonable discretion) that a Disruption Event has occurred or the Agent is notified by the Obligor (in its reasonable discretion) that a Disruption Event has occurred:

(a)       the Agent may, and shall if requested to do so by the Obligor, consult with the Obligor with a view to agreeing with the Obligor such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)       the Agent shall not be obliged to consult with the Obligor in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)       the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)       any such changes agreed upon by the Agent and the Obligor shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Fundamental Documents notwithstanding the provisions of Clause 9.2 (Amendments and Waivers);

(e)       the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 9.1; and

(f)        the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

9.2         Amendments and Waivers

No amendment or waiver of any provision of this Agreement or any other Fundamental Document nor consent to any departure by the Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Obligor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event that the Obligor wishes to deposit an Investment in the Custodial Account which is rated by a nationally or internationally-recognized ratings agency other than S&P, Moody’s or Fitch, the Agent agrees to reasonably consider on a timely basis whether the rating of such Investment may be considered the equivalent of a rating provided by S&P, Moody’s or Fitch for purposes of the relevant provisions of this Agreement and to execute any amendment, waiver or other writing relating thereto on a timely basis.

9.3         Addresses for Notices

All notices and other communications provided for hereunder shall be in writing unless otherwise stated herein and shall be delivered by e-mail, fax, hand delivery, or recognized courier service that provides delivery within two (2) Business Days:

if to Arch Reinsurance Ltd., at:

Wessex House

45 Reid Street

Hamilton HM 12

Bermuda

Attn:  Controller

Telephone:  +1 (441) 278-9200

Facsimile:  +1 (441) 278-9230

E-mail:  michelle.seymour@archreinsurance.bm

if to the Agent and Issuer, at

5 North Collonade

London E14 4BB

England

Attn:  Richard Askey/Alastair Sinclair

Telephone:  +44 (0) 207 773 7556/7934 or switchboard +44 (0) 207 623 2323

Facsimile:  +44 (0) 207 773 7963

E-mail: Richard.Askey@barclayscapital.com

or alastair.sinclair@barclayscapital.com

and shall be effective when delivered at the address specified in or pursuant to this Clause 9.3, or such other address notified to the other party in writing.

9.4         Successors and Assigns

This Agreement is a continuing obligation of the Obligor and shall, until the date on which all amounts due and owing hereunder are paid in full (i) be binding upon the Obligor, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Agent, the Issuer and the Lenders and its successors and assigns, provided that any assignment of this Agreement or any part hereof by the Obligor shall be void.

9.5         Payment of Expenses and Taxes; Indemnities

9.5.1         The Obligor hereby agrees to pay or reimburse the Agent and the Issuer for all their respective out-of-pocket costs and expenses incurred in connection with the development, preparation and attention to the execution of the Fundamental Documents, and of documents embodying or relating to amendments, waivers or consents with respect to any of the foregoing, including the reasonable fees and out-of-pocket costs and expenses of counsel to the Agent and the Issuer, (ii) the Obligor agrees to pay and to save the Agent and the Issuer from all registration, recording and filing fees and all liabilities with respect to, or resulting from, any delay by the Obligor in paying stamp and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, any of the Fundamental Documents or any amendment, waiver or consent with respect thereto or the consummation of any of the transactions contemplated thereby, (iii) the Obligor agrees to pay or reimburse the Agent and the Issuer for all its out-of-pocket costs and expenses incurred in connection with the preparation and attention to the execution and issuance of Letters of Credit issued at the request of the Obligor and (iv) the Obligor agrees to pay or reimburse the Agent and the Issuer for all out-of-pocket costs and expenses incurred by it in connection with the enforcement or preservation of any rights against the Obligor under or in respect of this Agreement and the other Fundamental Documents (including the fees and expenses of lawyers retained by the Agent and the Issuer, including the allocated costs of internal counsel, and remuneration paid to agents and experts not in the full-time employ of the Agent and the Issuer for services rendered on behalf of the Agent and the Issuer) on a full indemnity basis.  All such amounts will be paid by the Obligor on demand.

9.5.2         The Obligor agrees to indemnify the Agent and any Lender, and their respective directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, losses, liabilities, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising as a consequence of (i) any failure by the Obligor to pay the Agent or Issuer, as required under this Agreement, punctually on the due date thereof, any amount payable by the Obligor to the Agent or Issuer or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Reimbursement Obligations, except to the extent caused by the Agent’s negligence or willful misconduct or breach of this Agreement.  Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Agent or Issuer in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Obligor to the Agent or Issuer or (ii) any losses incurred or sustained by the Agent or Issuer in liquidating or reemploying funds acquired by the Lender from third parties.

9.5.3         The Obligor agrees to indemnify the Issuer, the Agent and any Lender, and their respective directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, liabilities, losses, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) with respect to the Obligor relating to any transaction contemplated by this Agreement or any other Fundamental Document, any actions or omissions of the Obligor or any of the Obligor’s directors, officers, employees or agents in connection with this Agreement or any other Fundamental Document, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

9.6         Right of Set-Off

The Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim the Agent may otherwise have, the Agent shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to the Obligor) held by it for the account of the Obligor at any of the Agent’s offices, in U.S. Dollars or in any other currency, against any amount payable by the Obligor under this Agreement or any Letter of Credit that is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify the Obligor thereof, provided that the Agent’s failure to give such notice shall not affect the validity thereof.  In furtherance thereof, the Obligor hereby grants to the Agent, a continuing Lien, security interest and right of setoff as security for all liabilities and obligations to the Agent, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Obligor, now or hereafter in the possession, custody, safekeeping or control of the Agent or any entity under the control of the Custodian and its successors and assigns or in transit to any of them.  At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by the Obligor), the Agent may setoff the same or any part thereof and apply the same to any liability or obligation of the Obligor even though unmatured and regardless of the adequacy of any other collateral securing the Obligor’s obligations hereunder.  ANY AND ALL RIGHTS TO REQUIRE THE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGOR’S OBLIGATIONS HEREUNDER, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  At the option of the Agent, if there is a separate revolving line of credit, line of credit, or other credit facility existing between the Agent and the Obligor, the Agent is irrevocably authorized to satisfy the Obligor’s reimbursement obligation to the Agent, in whole or in part, by making an advance under such facility.

9.7         Governing Law

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflicts of law principles thereof.

9.8         Consent to Jurisdiction

The Obligor hereby expressly submits to the non-exclusive jurisdiction of all federal and state courts sitting in the State of New York, and agrees that any process or notice of motion or other application to any of said courts or a judge thereof may be served upon the Obligor within or without such court’s jurisdiction by registered or certified mail, return receipt requested, or by personal service, at the Obligor’s address (or at such other address as the Obligor shall specify by a prior notice in writing to the Agent), provided reasonable time for appearance is allowed.  The Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue to any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state courts sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, the Agent may sue the Obligor in any jurisdiction where the Obligor or any of its assets may be found and may serve legal process upon the Obligor in any other manner permitted by law.

9.9         Waiver of Jury Trial

THE OBLIGOR, EACH LENDER AND THE AGENT MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE FUNDAMENTAL DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS.

9.10       Interest

All agreements between the Agent and the Obligor are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Agent for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Agent and the Obligor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the agreements executed herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Agent should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Obligor and the Agent.

9.11       Confidentiality

The Agent, the Issuer and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective (and their respective Affiliates’) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Obligor or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Clause 9.11.  For the purposes of this Clause 9.11, “information” means all information received by the Agent, the Issuer and the Lenders relating to the Parent or Obligor or any Subsidiary of the Parent or Obligor or their respective businesses, other than any such information that is available to the Agent, the Issuer and the Lenders on a non-confidential basis prior to disclosure by the Parent or Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Clause 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or the Agent, the Issuer and the Lenders have treated such Information in a manner consistent with banking industry standards for the treatment of confidential information.  Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  The provisions of this Clause 9.11 shall survive the Facility Termination Date and the Letter of Credit Obligations hereunder.

9.12       Table of Contents and Captions

The Table of Contents hereof and captions herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.13       Integration

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Letter of Credit and Reimbursement Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

9.14       Counterparts

This Agreement may be executed in multiple counterparts each of which shall be an original and all of which when taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD., as Obligor

By:

Name:

Title:

BARCLAYS BANK PLC, as Issuer and Agent

By:

Name:

Title: